Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q4 and Year-end 2019 Results

New York, NY – March 5, 2020 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the "Company" or "Silvercrest") today reported the results of its operations for the quarter and year ended December 31, 2019.

Business Update

Total assets under management at Silvercrest grew to $25.1 billion as of December 31, 2019, of which $18.8 billion comprised the firm’s discretionary assets under management. This represents new AUM highs for the firm, driven by the firm’s largest acquisition to date, strong equity markets, and new client accounts. These results culminated in a recovery of the business from the market lows of the fourth quarter of 2018.

We experienced good new account growth during Q4 and 2019. We had announced our expectation for near-term success of Silvercrest’s Outsourced Chief Investment Officer (OCIO) initiative during the latter half of 2019. We won our first OCIO clients during the third quarter of 2019. That strength continued into Q4 2019, during which the OCIO business doubled to $300 million in AUM and drove half of Silvercrest’s new client account growth during the quarter. We are proud of Silvercrest’s internally built OCIO capability and of growing that business from scratch. Our team and performance track record are strong, our new business pipeline is growing, and we expect continued success in the OCIO business during 2020.

Silvercrest has a proven ability to continue attracting net positive asset flows into its high-quality equity capabilities, despite the industry-wide trend toward passive investment vehicles. Silvercrest now has $6.0 billion in total institutional asset management AUM. Each of Silvercrest’s equity strategies show strong 3- and 5-year track records, vital for attracting new institutional business. We now have fully integrated our institutional marketing teams and are excited to bring our small cap growth capabilities to market.

Silvercrest has recently invested in new high net worth portfolio management professionals to support organic growth of that business and to diversify the firm’s talent. Silvercrest has a track record of growing new talent and will continue to do so. The current M&A environment for wealth management firms remains active and expensive. We believe our brand, culture, capabilities and technological innovation make Silvercrest a premier partner for select businesses and professionals. Regardless of the environment, Silvercrest will opportunistically seek to effectively deploy capital to complement our organic growth.

Fourth Quarter 2019 Highlights

•	Total Assets Under Management (“AUM”) of $25.1 billion, inclusive of discretionary AUM of $18.8 billion and non-discretionary AUM of $6.3 billion at December 31, 2019.
•	Revenue of $27.8 million.
•	U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net income and net income attributable to Silvercrest of $4.2 million and $2.4 million, respectively.
•	Basic and diluted net income per share of $0.26.
•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)[1] of $7.3 million.
•	Adjusted net income[1] of $4.5 million.
•	Adjusted basic and diluted earnings per share[1], [2] of $0.31.

The table below presents a comparison of certain GAAP and non-GAAP ("adjusted") financial measures and AUM.

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands except as indicated)	2019	2018	2019	2018
Revenue	$27,838	$24,833	$102,152	$98,673
Income before other income (expense), net	$4,143	$5,239	$18,873	$21,152
Net income	$4,193	$5,232	$15,412	$17,368
Net income margin	15.1%	21.1%	15.1%	17.6%
Net income attributable to Silvercrest	$2,420	$2,900	$8,646	$9,630
Net income per basic and diluted share	$0.26	$0.35	$0.98	$1.16
Adjusted EBITDA[1]	$7,331	$8,584	$28,592	$29,646
Adjusted EBITDA margin[1]	26.3%	34.6%	28.0%	30.0%
Adjusted net income[1]	$4,464	$5,322	$16,885	$17,872
Adjusted basic earnings per share[1,2]	$0.31	$0.40	$1.18	$1.33
Adjusted diluted earnings per share[1,2]	$0.31	$0.39	$1.17	$1.30
Assets under management at period end (billions)	$25.1	$19.0	$25.1	$19.0
Average assets under management (billions)[3]	$24.3	$20.4	$22.1	$20.2
Discretionary assets under management (billions)	$18.8	$14.2	$18.8	$14.2

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 3 and 4.
[2]

Adjusted basic and diluted earnings per share measures for the three and twelve months ended December 31, 2019 are based on the number of shares of Class A common stock and Class B common stock outstanding as of December 31, 2019.  Adjusted diluted earnings per share are further based on the addition of unvested restricted stock units, and non-qualified stock options to the extent dilutive at the end of the reporting period.

[3]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.

AUM at $25.1 billion

Silvercrest’s discretionary assets under management increased by $4.6 billion, or 32.4%, to $18.8 billion at December 31, 2019 from $14.2 billion at December 31, 2018.  The increase was attributable to net client inflows of $1.7 billion in addition to market appreciation of $2.9 billion.  Silvercrest’s total AUM increased by $6.1 billion, or 32.1%, to $25.1 billion at December 31, 2019 from $19.0 billion at December 31, 2018.  The increase was attributable to net client inflows of $1.9 billion in addition to market appreciation of $4.2 billion.

On July 1, 2019, Silvercrest acquired $1.7 billion of assets under management in connection with the acquisition of certain assets of Cortina Asset Management, LLC (“Cortina” and the “Cortina Acquisition”), which is included in net client inflows.

Fourth Quarter 2019 vs. Fourth Quarter 2018

Revenue increased by $3.0 million, or 12.1%, to $27.8 million for the three months ended December 31, 2019, from $24.8 million for the three months ended December 31, 2018. This increase was driven primarily by the acquisition of Cortina in July 2019.  Revenue for the three months ended December 31, 2019 related to the Cortina Acquisition was approximately $3.1 million.

Total expenses increased by $4.1 million, or 20.9%, to $23.7 million for the three months ended December 31, 2019 from $19.6 million for the three months ended December 31, 2018. Compensation and benefits expense increased by $3.4 million, or 23.9%, to $17.6 million for the three months ended December 31, 2019 from $14.2 million for the three months ended December 31, 2018. The increase was primarily attributable to an increase in salaries and benefits expense of $0.6 million primarily as a result of merit-based increases and newly hired staff, including the addition of Cortina staff and an increase in the accrual for bonuses of $3.4 million, partially offset by a decrease in equity based compensation expense of $0.7 million due to a decrease in the number of unvested restricted stock units and unvested non-qualified stock options outstanding.  General and administrative expenses increased by $0.8 million, or 14.8%, to $6.1 million for the three months ended December 31, 2019 from $5.4 million for the three months ended December 31, 2018. The increase was primarily attributable to an increase in depreciation and amortization expense of $0.4 million primarily related to the amortization of intangible assets related to the Cortina Acquisition and to the renovation of our office space in New York City, an increase in occupancy and related expenses of $0.2 million, an increase in legal and other professional fees of $0.1 million related to the Cortina Acquisition, an increase in portfolio and systems expenses of $0.1 million due to an increase in accrued soft dollar-related research costs, an increase in travel and entertainment costs of $0.1 million, an increase in the fair value of earnout payments related to the acquisition of Jamison Eaton & Wood, Inc. (“Jamison”) of $0.2 million and an increase in the fair value of earnout payments related to the acquisition of Cortina of $0.2 million.  This was partially offset by a decrease in the fair value of earnout payments related to the acquisition of Neosho Capital, LLC (“Neosho”) of $0.3 million and a decrease in the fair value of earnout payments related to the acquisition of Cappiccille & Company, LLC (“Cappiccille”) of $0.1 million.

Consolidated net income was $4.2 million or 15.1% of revenue for the three months ended December 31, 2019 as compared to $5.2 million or 21.1% of revenue for the same period in the prior year.  Net income attributable to Silvercrest was $2.4 million, or $0.26 per basic and diluted share for the three months ended December 31, 2019.   Our Adjusted Net Income1 was $4.5 million, or $0.31 per adjusted basic and diluted share2 for the three months ended December 31, 2019.

Adjusted EBITDA1 was $7.3 million or 26.3% of revenue for the three months ended December 31, 2019 as compared to $8.6 million or 34.6% of revenue for the same period in the prior year.

Year Ended December 31, 2019 vs. Year Ended December 31, 2018

Revenue increased by $3.5 million, or 3.5%, to $102.2 million for the year ended December 31, 2019, from $98.7 million for the year ended December 31, 2018. This increase was driven by net client inflows in discretionary assets under management, including $1.7 billion of assets under management in connection with the acquisition of certain assets of Cortina, and an increase in family office services.

Total expenses increased by approximately $5.8 million, or 7.4%, to $83.3 million for the year ended December 31, 2019 from $77.5 million for the year ended December 31, 2018. Compensation and benefits expense increased by $2.1 million, or 3.6%, to $60.0 million for the year ended December 31, 2019 from $57.9 million for the year ended December 31, 2018. The increase was primarily attributable to an increase in salaries and benefits expenses of $2.5 million primarily as a result of merit-based increases and newly-hired staff, including the addition of Cortina staff and an increase in the accrual for bonuses of $0.6 million, partially offset by a decrease in equity based compensation expense of $1.0 million due to a decrease in the number of unvested restricted stock units and unvested non-qualified stock options outstanding. General and administrative expenses increased by $3.6 million, or 18.7%, to $23.2 million for the year ended December 31, 2019 from $19.6 million for the year ended December 31, 2018. This increase was primarily due to an increase in occupancy and related costs of $0.7 million mainly due to an increase in rent expense associated with the extension of the lease for our office space in New York City, an increase in the fair value of earnout payments related to the acquisition of Jamison of $0.2 million, an increase in the fair value of earnout payments related to the acquisition of Cortina of $0.2 million, an increase in professional fees of $1.3 million due to an increase in acquisition-related legal fees, an increase in portfolio and systems expenses of $0.5 million due to an increase in accrued soft dollar-related research costs, an increase in depreciation and amortization of $0.8 million related mainly to the amortization of intangible assets related to the Cortina Acquisition and to the renovation of our office space in New York City, an increase in moving and storage costs of $0.4 million related to the renovations of our office space in New York City, an increase in travel and entertainment related expense of $0.4 million and an increase in office expense of $0.1 million.  This was partially offset by a decrease in recruiting costs of $0.4 million, a decrease in the fair value of earnout payments related to the acquisition of Neosho of $0.3 million, a decrease in the fair value of earnout payments related to the acquisition of Cappiccille of $0.1 million and a decrease in sub-advisory and referral fees of $0.1 million.

Consolidated net income was $15.4 million or 15.1% of revenue for the year ended December 31, 2019 as compared to $17.4 million or 17.6% of revenue for the same period in the prior year.  Net income attributable to Silvercrest was $8.6 million, or $0.98 per basic and diluted share for the year ended December 31, 2019.   Our Adjusted Net Income1 was $16.9 million, or $1.18 per adjusted basic share and $1.17 per adjusted diluted share2 for the year ended December 31, 2019.

Adjusted EBITDA1 was $28.6 million or 28.0% of revenue for the year ended December 31, 2019 as compared to $29.6 million or 30.0% of revenue for the same period in the prior year.

Liquidity and Capital Resources

Cash and cash equivalents were $52.8 million at December 31, 2019, compared to $69.3 million at December 31, 2018.  As of December 31, 2019, there was $16.2 million outstanding under our term loan with City National Bank, and nothing outstanding on our revolving credit facility with City National Bank.

Total Silvercrest Asset Management Group Inc.’s equity was $65.0 million at December 31, 2019.  We had 9,329,879 shares of Class A common stock outstanding and 5,031,017 shares of Class B common stock outstanding at December 31, 2019.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with GAAP with Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Earnings Per Share which are non-GAAP financial measures of earnings.  These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time.

Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•

We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company, taking into account earnings attributable to both Class A and Class B shareholders.

•

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA Margin, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring profitability of the Company, taking into account profitability attributable to both Class A and Class B shareholders.

•

Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our principals, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. Furthermore, Adjusted Net Income includes income tax expense assuming a blended corporate rate of 26%.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Net Income, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring income of the Company, taking into account income attributable to both Class A and Class B shareholders.

•

Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested restricted stock units and non-qualified stock options to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on March 6, 2020, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-866-394-9665 or for international listeners the call may be accessed by dialing 1-253-237-1128.  An archived replay of the call will be available after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements and Other Disclosures

This report contains, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business or financial results. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include but are not limited to: incurrence of net losses, fluctuations in quarterly and annual results, adverse economic or market conditions, our expectations with respect to future levels of assets under management, inflows and outflows, our ability to retain clients from whom we derive a substantial portion of our assets under management, our ability to maintain our fee structure, our particular choices with regard to investment strategies employed, our ability to hire and retain qualified investment professionals, the cost of complying with current and future regulation coupled with the cost of defending ourselves from related investigations or litigation, failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct, our expected tax rate, and our expectations with respect to deferred tax assets,  adverse economic or market conditions, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Silvercrest brand and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018 which is accessible on the SEC’s website at www.sec.gov.  We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia, New Jersey, California and Wisconsin, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	For the year ended December 31,
	2019	2018	2017
	(Unaudited)
Revenue
Management and advisory fees	$97,970	$94,675	$86,542
Performance fees and allocations	25	25	834
Family office services	4,157	3,973	3,982
Total revenue	102,152	98,673	91,358
Expenses
Compensation and benefits	60,038	57,938	54,143
General and administrative	23,241	19,583	16,846
Total expenses	83,279	77,521	70,989
Income before other income (expense), net	18,873	21,152	20,369
Other income (expense), net
Other income (expense), net	255	(15)	5,346
Interest income	169	274	47
Interest expense	(481)	(62)	(112)
Equity income from investments	1,774	1,477	615
Total other income (expense), net	1,717	1,674	5,896
Income before provision for income taxes	20,590	22,826	26,265
Provision for income taxes	(5,178)	(5,458)	(13,734)
Net income	15,412	17,368	12,531
Less: net income attributable to non-controlling interests	(6,766)	(7,738)	(7,194)
Net income attributable to Silvercrest	$8,646	$9,630	$5,337
Net income per share:
Basic	$0.98	$1.16	$0.66
Diluted	$0.98	$1.16	$0.66
Weighted average shares outstanding:
Basic	8,797,118	8,298,354	8,110,128
Diluted	8,799,643	8,302,768	8,117,407

Exhibit 2

Silvercrest Asset Management Group Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	For the three months ended December 31,
	2019	2018
Revenue
Management and advisory fees	$26,660	$23,992
Performance fees and allocations	25	25
Family office services	1,153	816
Total revenue	27,838	24,833
Expenses
Compensation and benefits	17,557	14,232
General and administrative	6,138	5,362
Total expenses	23,695	19,594
Income before other income (expense), net	4,143	5,239
Other income (expense), net
Other income (expense), net	(2)	(10)
Interest income	9	75
Interest expense	(226)	(26)
Equity income from investments	1,765	1,477
Total other income (expense), net	1,546	1,516
Income before provision for income taxes	5,689	6,755
Provision for income taxes	(1,496)	(1,523)
Net income	4,193	5,232
Less: net income attributable to non-controlling interests	(1,773)	(2,332)
Net income (loss) attributable to Silvercrest	$2,420	$2,900
Net income (loss) per share:
Basic	$0.26	$0.35
Diluted	$0.26	$0.35
Weighted average shares outstanding:
Basic	9,205,770	8,393,294
Diluted	9,207,667	8,397,085

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Reconciliation of non-GAAP financial measure:
Net income	$4,193	$5,232	$15,412	$17,368
Provision for income taxes	1,496	1,523	5,178	5,458
Delaware Franchise Tax	50	50	200	200
Interest expense	226	26	481	62
Interest income	(9)	(75)	(169)	(274)
Depreciation and amortization	975	600	3,191	2,432
Equity-based compensation	106	841	2,272	3,275
Other adjustments (A)	294	387	2,027	1,125
Adjusted EBITDA	$7,331	$8,584	$28,592	$29,646
Adjusted EBITDA Margin	26.3%	34.6%	28.0%	30.0%

(A)	Other adjustments consist of the following:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Non-acquisition expansion costs (a)	$—	$94	$97	$341
Acquisition costs (b)	47	78	1,371	78
Severance	—	—	13	—
Other (c)	247	215	546	706
Total other adjustments	$294	$387	$2,027	$1,125
(a)

For the three months ended December 31, 2019 and 2018, represents accrued earnout of $0 and $94, respectively, related to our Richmond, VA office expansion.  For the year ended December 31, 2019 and 2018, represents accrued earnout of $97 and $341, respectively, related to our Richmond, VA office expansion.

(b)

For the three months ended December 31, 2019, represents legal and other professional fees of $36 and insurance costs of $11 related to the acquisition of Cortina.  For the year ended December 31, 2019, represents legal fees of $156 related to the Neosho Acquisition and legal and other professional fees of $1,182 and insurance costs of $33 related to the acquisition of Cortina.  In 2018, represents legal fees related to the Neosho Acquisition.

(c)

For the three months ended December 31, 2019, represents expenses of $59 related to office renovations, an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives, an adjustment to the fair value of our tax receivable agreement of $34, a fair value adjustment to the Jamison contingent purchase price consideration of $214 and a fair value adjustment to the Cortina contingent purchase price consideration of $200, partially offset by a fair value adjustment to the Neosho contingent purchase price consideration of ($283) and a fair value adjustment to the Cappiccille contingent purchase price consideration of ($25).  For the year ended December 31, 2019, represents expenses of $443 related to office renovations and an ASC 842 rent adjustment of $192 related to the amortization of property lease incentives, a fair value adjustment to the Jamison contingent purchase price consideration of $214, a fair value adjustment to the Cortina contingent purchase price consideration of $200 and professional fees related to the relocation of network equipment of $5.  This was partially offset by an adjustment to the fair value of our tax receivable agreement of $200, a fair value adjustment to the Neosho contingent purchase price consideration of ($283) and a fair value adjustment to the Cappiccille contingent purchase price consideration of ($25).  For the three months ended December 31, 2018, represents $71 related to a sign on bonus paid to certain employees, professional fees of $6 related to server equipment upgrades, a fair value adjustment to the Jamison contingent purchase price consideration of $52, a fair value adjustment to the Cappiccille contingent purchase price consideration of $54 and true-up adjustment to our tax receivable agreement of $30.  For the year ended December 31, 2018, represents professional fees of $15 for services related to the Tax Cuts and Jobs Act, $494 related to a sign on bonus paid to certain employees, a loss on disposal of certain computer equipment of $37, professional fees related to the relocation of network equipment of $17, professional fees of $6 related to server equipment upgrades, a fair value adjustment to the Jamison contingent purchase price consideration of $52, a fair value adjustment to the Cappiccille contingent purchase price consideration of $54 and true-up adjustment to our tax receivable agreement of $30.

Exhibit 4

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

Adjusted Net Income and Adjusted Earnings Per Share	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Reconciliation of non-GAAP financial measure:
Consolidated net income	$4,193	$5,232	$15,412	$17,368
GAAP Provision for income taxes	1,496	1,523	5,178	5,458
Delaware Franchise Tax	50	50	200	200
Other adjustments (A)	294	387	2,027	1,125
Adjusted earnings before provision for income taxes	6,033	7,192	22,817	24,151
Adjusted provision for income taxes:
Adjusted provision for income taxes (26% assumed tax rate)	(1,569)	(1,870)	(5,932)	(6,279)

Adjusted net income	$4,464	$5,322	$16,885	$17,872

GAAP net income per share (B):
Basic and diluted	$0.26	$0.35	$0.98	$1.16

Adjusted earnings per share/unit (B):
Basic	$0.31	$0.40	$1.18	$1.33
Diluted	$0.31	$0.39	$1.17	$1.30
Shares/units outstanding:
Basic Class A shares outstanding	9,330	8,518	9,330	8,518
Basic Class B shares/units outstanding	5,031	4,934	5,031	4,934
Total basic shares/units outstanding	14,361	13,452	14,361	13,452

Diluted Class A shares outstanding (C)	9,332	8,522	9,332	8,522
Diluted Class B shares/units outstanding (D)	5,066	5,178	5,066	5,178
Total diluted shares/units outstanding	14,398	13,700	14,398	13,700
(A)	See A in Exhibit 2.
(B)	GAAP earnings per share is strictly attributable to Class A shareholders. Adjusted earnings per share takes into account earnings attributable to both Class A and Class B shareholders.
(C)	Includes 1,897 and 3,792 unvested restricted stock units at December 31, 2019 and 2018, respectively.
(D)	Includes 35,336 and 243,523 unvested restricted stock units at December 31, 2019 and 2018, respectively.

Exhibit 5

Silvercrest Asset Management Group Inc.

Consolidated Statements of

Financial Condition
(in thousands)

	December 31, 2019	December 31, 2018
	(Unaudited)
Assets
Cash and cash equivalents	$52,832	$69,283
Investments	1,781	1,493
Receivables, net	8,958	8,022
Due from Silvercrest Funds	1,697	1,233
Furniture, equipment and leasehold improvements, net	6,015	3,436
Goodwill	63,675	25,168
Operating lease assets	33,485	—
Finance lease assets	198	—
Intangible assets, net	29,286	9,893
Deferred tax asset – tax receivable agreement	13,190	12,206
Prepaid expenses and other assets	3,132	2,629
Total assets	$214,249	$133,363
Liabilities and Equity
Accounts payable and accrued expenses	$18,527	$2,947
Accrued compensation	32,252	31,470
Borrowings under credit facility	16,200	—
Deferred rent	—	7,225
Operating lease liabilities	39,848	—
Finance lease liabilities	196	—
Deferred tax and other liabilities	9,419	9,322
Total liabilities	116,442	50,964
Commitments and Contingencies
Equity
Preferred Stock, par value $0.01,
10,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, par value $0.01,
50,000,000 shares authorized; 9,329,879 and 8,518,096 issued and outstanding as of December 31, 2019 and 2018, respectively	93	85
Class B Common Stock, par value $0.01,
25,000,000 shares authorized; 5,031,017 and 4,934,103 issued and outstanding as of December 31, 2019 and 2018, respectively	49	48
Additional Paid-In Capital	49,246	43,584
Retained earnings	15,648	12,330
Total Silvercrest Asset Management Group Inc.’s equity	65,036	56,047
Non-controlling interests	32,771	26,352
Total equity	97,807	82,399
Total liabilities and equity	$214,249	$133,363

Exhibit 6

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended December 31,		% Change From December 31,
	2019	2018	2018
Beginning assets under management	$23.5	$21.7	8.3%
Gross client inflows	2.4	1.8	33.3%
Gross client outflows	(2.2)	(2.2)	0.0%
Market appreciation (depreciation)	1.4	(2.3)	160.9%
Ending assets under management	$25.1	$19.0	32.1%

	Year Ended December 31,		% Change From December 31,
	2019	2018	2018
Beginning assets under management	$19.0	$21.3	(10.8)%
Gross client inflows	11.0	8.3	32.5%
Gross client outflows	(9.1)	(9.5)	4.2%
Market appreciation (depreciation)	4.2	(1.1)	481.8%
Ending assets under management	$25.1	$19.0	32.1%

Exhibit 7

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended December 31,		% Change From December 31,
	2019	2018	2018
Beginning assets under management	$17.5	$16.6	5.4%
Gross client inflows	2.4	1.8	33.3%
Gross client outflows	(2.2)	(2.2)	0.0%
Market appreciation (depreciation)	1.1	(2.0)	155.0%
Ending assets under management	$18.8	$14.2	32.4%

	Year Ended December 31,		% Change From December 31,
	2019	2018	2018
Beginning assets under management	$14.2	$16.0	(11.3)%
Gross client inflows	10.4	8.0	30.0%
Gross client outflows	(8.7)	(8.4)	3.6%
Market appreciation (depreciation)	2.9	(1.4)	307.1%
Ending assets under management	$18.8	$14.2	32.4%

Exhibit 8

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended December 31,		% Change From December 31,
	2019	2018	2018
Beginning assets under management	$6.0	$5.1	17.6%
Gross client inflows	0.1	0.0	100.0%
Gross client outflows	0.0	0.0	0.0%
Market appreciation (depreciation)	0.2	(0.3)	166.7%
Ending assets under management	$6.3	$4.8	31.3%

	Year Ended December 31,		% Change From December 31,
	2019	2018	2018
Beginning assets under management	$4.8	$5.3	(9.4)%
Gross client inflows	0.6	0.3	100.0%
Gross client outflows	(0.4)	(1.1)	63.6%
Market appreciation	1.3	0.3	333.3%
Ending assets under management	$6.3	$4.8	31.3%

Exhibit 9

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	Three Months Ended December 31,
	2019	2018
Total AUM as of September 30,	$23.542	$21.747
Discretionary AUM:
Total Discretionary AUM as of September 30,	17.543	16.554
New client accounts/assets	0.223	0.064	(1)
Closed accounts	(0.034)	(0.014)	(2)
Net cash inflow/(outflow)	0.005	(0.438)	(3)
Non-discretionary to discretionary AUM	0.000	0.000	(4)
Market appreciation	1.016	(1.922)
Change to Discretionary AUM	1.210	(2.310)
Total Discretionary AUM as of December 31,	18.753	14.244
Change to Non-Discretionary AUM	0.318	(0.405)	(5)
Total AUM as of December 31,	$25.070	$19.032

	Year Ended December 31,
	2019	2018
Total AUM as of January 1,	$19.032	$21.339
Discretionary AUM:
Total Discretionary AUM as of January 1,	14.244	15.996
New client accounts/assets	2.422	0.397	(1)
Closed accounts	(0.425)	(0.152)	(2)
Net cash inflow/(outflow)	(0.306)	(0.625)	(3)
Non-discretionary to discretionary AUM	(0.028)	(0.002)	(4)
Market appreciation	2.846	(1.370)
Change to Discretionary AUM	4.509	(1.752)
Total Discretionary AUM as of December 31,	18.753	14.244
Change to Non-Discretionary AUM	1.529	(0.555)	(5)
Total AUM as of December 31,	$25.070	$19.032
(1)	Represents new account flows from both new and existing client relationships
(2)	Represents closed accounts of existing client relationships and those that terminated
(3)	Represents periodic cash flows related to existing accounts
(4)	Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM
(5)	Represents the net change to Non-Discretionary AUM

Exhibit 10

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of December 31, 2019

(Unaudited)

PROPRIETARY EQUITY PERFORMANCE [1,2]	ANNUALIZED PERFORMANCE
AS OF 12/31/2019	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION
Large Cap Value Composite	4/1/02	30.5	14.8	12.0	14.6	9.4
Russell 1000 Value Index		26.5	9.7	8.3	12.2	7.7

Small Cap Value Composite	4/1/02	25.8	6.0	8.7	12.2	10.7
Russell 2000 Value Index		22.4	4.8	7.0	10.1	8.0

Smid Cap Value Composite	10/1/05	26.9	8.8	10.7	13.2	10.2
Russell 2500 Value Index		23.6	6.1	7.2	10.6	7.6

Multi Cap Value Composite	7/1/02	26.7	10.8	10.2	13.6	9.8
Russell 3000 Value Index		26.3	9.3	8.2	12.1	8.3

Equity Income Composite	12/1/03	25.1	12.6	11.7	14.7	12.1
Russell 3000 Value Index		26.3	9.3	8.2	12.1	8.5

Focused Value Composite	9/1/04	22.5	9.4	10.2	13.7	10.7
Russell 3000 Value Index		26.3	9.3	8.2	12.1	8.2

Small Cap Opportunity Composite	7/1/04	27.3	11.4	11.4	13.0	11.2
Russell 2000 Index		25.5	8.6	8.2	11.7	8.4

Small Cap Growth Composite	7/1/04	23.0	14.3	11.9	13.6	10.5
Russell 2000 Growth Index		28.5	12.5	9.3	13.1	9.1

Smid Cap Growth Composite	7/1/04	33.7	18.1	11.9	13.3	10.5
Russell 2500 Growth Index		32.7	15.2	10.8	14.1	10.0

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the management and advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard management and advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This report contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This report is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of our strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 largest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.  The Russell 2000 Growth Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with higher price-to-book ratios and higher forecasted growth.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.  The Russell 2500 Growth Index is a capitalization-weighted, unmanaged index that includes those Russell 2500 Index companies with higher price-to-book ratios and higher forecasted growth.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.